Exhibit 99.1

EXPRESSJET REPORTS NOVEMBER 2008 PERFORMANCE

                HOUSTON, Dec. 11, 2008 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for November 2008 for its ExpressJet Airlines subsidiary.  The results include statistics for contract operations, including charter activities.

                During the month, ExpressJet revenue passenger miles (RPM) totaled 571 million, and available seat miles (ASM) flown were 772 million.  ExpressJet's November load factor was 74.0%.  The company flew 50,530 block hours and operated 26,416 departures during the month.  ExpressJet had a total of 244 planes in its fleet during November – 214 allocated to flying as Continental Express and 30 operating in its corporate aviation (charter) division.

About ExpressJet

                ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 125 destinations in North America and the Caribbean with approximately 1,000 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports November 2008 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending November 30, 2008	System

Revenue Passenger Miles (millions)	571
Available Seat Miles (ASM) (millions)	772
Passenger Load Factor	74.0%
Block Hours	50,530
Departures	26,416
Stage Length	586

Year to Date	System(1)

Revenue Passenger Miles (millions)	8,934
Available Seat Miles (ASM) (millions)	11,789
Passenger Load Factor	75.8%
Block Hours	774,045
Departures	405,453
Stage Length	594

(1) Includes statistics for flying operations that were suspended September 2, 2008.

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